PURCHASE AGREEMENT AND BILL OF SALE

THIS PURCHASE AGREEMENT AND BILL OF SALE (this “Agreement”) effective as of June 30, 2006, by and between STALK, LLC, an Arizona limited liability company (“Seller”) and AFV Solutions, Inc., a Nevada corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller and Buyer are both involved in the alternative fuel business:

WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets (as defined herein) involved in the testing and analysis of alternative fuel systems; and

WHEREAS, in order to effectuate the sale and purchase of the Assets as aforesaid, Seller is executing and delivering this Assignment and Buyer is delivering consideration as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby acts and agrees as follows:

1.            Conveyance of Assets. Subject to Paragraphs 2 and 3 hereof, the Seller hereby SELLS, CONVEYS, TRANSFERS, ASSIGNS AND DELIVERS unto Buyer and its successors and assigns, forever, all the assets, rights, and properties described in the following clauses (a) through (c) (collectively, the “Assets”) in the “as is” condition without any warranty whatsoever:

(a)	All right, title and interest of Seller in and to the Mustang MD250 dual roller chassis dynamometer with integrated 5-gas and EPA trace software.
(b)

All right, title and interest of Seller in and to the California Analytical 110v integrated emissions test bench with independent CO, CO2, HC and NOx analyzers running custom EPA FTP bag equivalent compilation software.

(c)	All right, title and interest of Seller in and to Clayton Industries Virtual Test Track with self-motoring dual roller chassis dynamometer.

2.            Excluded Assets. Except as set forth in Section 1 above, Seller shall retain all of its other assets.

3.            Consideration. As consideration for the Assets, Buyer shall pay Seller, One Hundred Fifty Thousand dollars ($150,000) payable by check.

4.            Taxes. Buyer shall be responsible for all transfer, sales, personal property and miscellaneous taxes related to the purchase of the Assets hereunder.

5.            Assumption of Buyer. Buyer shall assume and forever hold Seller harmless, for a period of at least sixty (60) days from the date of this agreement, the Seller’s obligations on the portion of the Seller’s facilities housing the Assets, which is located at 240 E. Coury Ave, Suite #120 & 121, Mesa, Arizona 85210 The Buyer shall pay the Seller Three Thousand Five Hundred dollars ($3,500.00) per month during such time that the Seller houses the assets. Buyer shall give Seller a minimum of thirty (30) days notice if Buyer shall choose to relocate the Assets. Providing the assets are safely removed from the Seller’s facility by the end of the 30-day notice period, Seller will thereby terminate the Buyers obligations. Buyer shall be responsible for all repairs, improvements or relocation of the Assets as of the date of this agreement. Other than expressly disclosed in this Section 4 as to liabilities directly associated with the Assets and the facility, Buyer shall not assume any other liabilities of Seller.

6.            Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one Agreement

7.            Further Assurances. From time to time, as and when requested by Buyer, Seller shall execute and deliver or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement.

8.            Controlling Agreement. It is contemplated that Seller may, at any time or from time to time, execute acknowledge and deliver one or more separate instruments of Agreement and conveyance relating to certain of the Assets. No such separate instrument of Agreement or conveyance shall limit the scope and effect of this Agreement. In the event that any conflict or ambiguity exists as between this Agreement and any such separate instrument of Agreement, the terms and provisions of this Agreement shall govern and be controlling.

9.           Governing Law. The validity of this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, excluding any conflicts-of-law rule or principle, which might refer to another jurisdiction.

10.          Successors and Assigns. This Agreement shall bind Seller and its successors and assigns and inure to the benefit of Buyer and its successors and assigns.

11.          Descriptive Headings. The descriptive headings of the several Paragraphs, subparagraphs and clauses of this Agreement were inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED as of the date first set forth above.

Seller:

STALK, LLC

By:/s/ Brian Hoffert
Brian Hoffert, Managing Member

Buyer:
AFV Solutions, Inc.
a Nevada corporation

By:/s/ Jeffrey Groscost
Jeffrey Groscost, President